Exhibit 99.1

Aastrom Biosciences
Domino’s Farms, Lobby K
24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105
T 734 418-4400 F 734 665-0485
www.aastrom.com

Aastrom Announces Common Stock Exchange for December 2010 Warrants

ANN ARBOR, Mich., [June 27, 2012] — Aastrom Biosciences, Inc. (Nasdaq: ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, announced today that it plans to exchange for common stock up to 10,000,000 of its outstanding warrants issued in December 2010.  The warrants have an exercise price of $3.22 and an expiration date of December 15, 2015.  Aastrom is exchanging one (1) share of common stock for every two (2) December 2010 warrants surrendered by the warrant holders.  The purpose of the exchange is to improve the company’s capital structure by reducing the number of outstanding warrants which have complex and dilutive features, and by reducing the number of fully diluted Aastrom shares by over five percent if all of the 10,000,000 December 2010 warrants are exchanged.

As part of this effort, earlier today Aastrom completed privately negotiated warrant exchange agreements on the terms outlined above with holders of 7,666,666 of the December 2010 warrants.  Accordingly, today Aastrom issued 3,833,334 shares of common stock.

Later this week, the company will launch an offering to exchange the remaining 2,333,334 December 2010 warrants for common stock on the same terms described above.  The offer to exchange will be filed with the SEC along with the related letter of transmittal and other related documents that Aastrom is also sending directly to the warrant holders.  If all of the remaining 2,333,334 December 2010 warrants are tendered, an additional 1,166,667 common shares will be issued for a total of approximately 5,000,000 shares of common stock issued in exchange for all of the December 2010 warrants.

This press release and the description contained here are for informational purposes only and do not constitute an offer or a solicitation of an offer to tender any securities of Aastrom.  The solicitation of offers to tender warrants in exchange for shares will be made pursuant to an offer to exchange filed with the SEC (as may be amended or supplemented), a related letter of transmittal and other related documents that Aastrom will be sending to the December 2010 warrant holders.  The exchange offer materials will contain important information that should be read carefully before any decision is made with respect to the exchange offer.  Those materials will be distributed by Aastrom to the warrant holders at no expense to them.  In addition, all of those materials (and all other offer documents) will be available at no charge on the SEC’s website at www.sec.gov or by emailing the company at ir@aastrom.com.  Further details of the private exchanges will be described in a Current Report on Form 8-K filed with the SEC by the company on June 27, 2012.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases.  The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues.  Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 3 clinical program to study patients with critical limb ischemia and a planned Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.  For more information on the pivotal REVIVE Phase 3 clinical trial, please visit the trial website at www.revivecli.com.

Media contact

Andrea Coan

Berry & Company

acoan@berrypr.com

(212) 253-8881

Investor contact

Danielle Spangler

The Trout Group

dspangler@troutgroup.com

(646) 378-2924

This document contains forward-looking statements, including, without limitation, the proposed tender offer, including the anticipated exchange ratio, and the capital structure of the company. The public exchange tender offer has not been commenced and there can be no assurances that it will be, or on what terms. Other forward-looking statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law